Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-197748 and No. 333-203143 and Form S-3 No. 333-206324) of Immune Design Corp. of our report dated March 14, 2016, with respect to the financial statements and schedule of Immune Design Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Seattle, Washington
March 14, 2016